Exhibit 99.1

Voyager Oil & Gas, Inc. Reports Record Oil and Gas Production and Revenue Growth for First Quarter 2011

Oil Production for the First Quarter Ended March 31, 2011 was 10,165 Barrels up 3,211% from 307 Barrels for the First Quarter Ended March 31, 2010.

BILLINGS, MONTANA — May 10, 2011 — Voyager Oil & Gas, Inc. (AMEX: VOG), announces record oil and gas production and revenue for first quarter 2011.  During the quarter ended March 31, 2011, Voyager reported revenues of $832,621, representing an increase of 3,601% compared to $22,497 for the three months ended March 31, 2010 and up 69% sequentially compared to $492,566 for the three months ended December 31, 2010.   This increase in revenue is due primarily to production from twelve gross (0.98 net) wells across all plays as of March 31, 2011, compared to production from one gross (0.01 net) wells as of March 31, 2010.

First Quarter 2011 Highlights

•                  Record quarterly revenues of $832,621, up 3,601% over first quarter 2010 and up 69% over fourth quarter 2010.

•                  Record quarterly oil production of 10,165 Bbl, up 3,211% over first quarter 2010 and up 49% over fourth quarter 2010.

•                  Adjusted EBITDA of $271,476 increased 675% from the corresponding 2010 period primarily due to increased production operations.  This quarter marks the first to yield positive adjusted EBITDA, which is less than 12 months after Voyager became publicly traded as an oil and gas company.  Due to its low overhead business model, Voyager achieved positive EBITDA on production of less than 11,000 barrels of oil equivalent.

•                  Acquired 3,000 core net acres during the quarter targeting the Bakken and Three Forks formations in North Dakota and Montana.

•                  As of March 31st, 2011, Voyager had a cash balance of $46,879,679

J.R. Reger, Chief Executive Officer commented: “During the first quarter 2011, we continued the progress that we began in 2010 and ramped up our activity.  We raised $50 million in a private placement and deployed an additional $12.8 million into the acquisition and development of acreage during the quarter, in-line with our 2011 expectations.  We will continue to focus on exploring for and developing oil with the leases that we control, as well as continue to expand our acreage positions. We are pleased to announce our record sales and production results to our investors, and expect to continue posting record operating results over the next three quarters and beyond.”

First Quarter Production

During the first quarter 2011, the Company reported oil production of 10,165 Bbl, an increase of 3,211% compared to oil production of 307 Bbl during the first quarter of 2010.  Voyager reported natural gas production of 577 Mcf, an increase of 612% as compared to 81 Mcf during first quarter 2010.  For the three months ending March 31, 2011, the Company reported average production cost of $14.35 per barrel of oil and $0.40 per Mcf of natural gas.

2011 Drilling Update

As of March 31, 2011, Voyager had interests in a total of 46 gross (1.72 net) Bakken-Three Forks wells that were drilling, completing or producing, including eleven gross (0.48 net) producing wells.  Permits continue to be issued for drilling units in which Voyager has acreage interests within North Dakota and Montana.  The Company expects to participate in 70 gross, six net Bakken-Three Forks wells in 2011.

Voyager has completed the preliminary development of the acreage position acquired in the Denver-Julesberg Basin with its operating partner, Slawson Exploration Company, Inc.  The development program consists of three gross test wells, which began drilling activity in July 2010.  The results of the initial three test wells have provided data points on its acreage position and ultimately how many wells will be drilled in 2011.  Slawson and Voyager drilled three wells targeting the Niobrara during the quarter ended March 31, 2011.  Those wells are currently in various stages of completion.

Operating Expenses

During the quarter ending March 31, 2011, the Company reported total operating expenses of $1,233,288 compared to operating expenses of $267,529 for the three months ended March 31, 2010.  This increase in expenses primarily resulted from $407,984 of depletion of oil and gas properties for the three months ended March 31, 2011, compared to $8,500 for the three months ended March 31, 2010 and $694,314 of general and administrative expenses for the three months ended March 31, 2011, compared to $255,710 for the three months ended March 31, 2010.

The increase in general and administrative expenses resulted from $256,739 of share-based compensation for the three months ended March 31, 2011, compared to $178,146 for the three months ended March 31, 2010, and $240,912 of professional fees for the three months ended March 31, 2011, compared to $29,400 for the three months ended March 31, 2010.

Liquidity

As of March 31, 2011, Voyager had a cash balance of $46,879,679, compared to $11,358,520 as of December 31, 2010.  The increase was primarily attributable to the private placement in February 2011 described below.  Net cash provided by (used in) operating activities was $1,693,941 for the three months ended March 31, 2011 compared to ($64,566) for the three months ended March 31, 2010.

Financing

In February 2011, Voyager completed a private placement of 12.5 million shares of common stock at a subscription price of $4.00 per share for total gross proceeds of $50 million.  In addition to common stock, investors purchasing shares received a warrant to purchase common stock.  For each share of common stock purchased in this transaction, the purchaser received the right, for a period of five years from the closing date of the closing, to purchase one-half share of the Company’s common stock at a price of $7.10 per share.  The total number of common shares that are issuable upon exercise of the warrants is 6,250,000.

Non-GAAP Financial Measures

In addition to reporting net earnings (loss) as defined under GAAP, Voyager also presents net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net earnings (loss) (its most comparable GAAP financial measure), and Voyager’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Voyager believes the measure is useful in evaluating its fundamental core operating performance. Voyager also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Voyager’s management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Voyager’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented:

	Three Months Ended
	March 31,
	2011	2010

Net loss	$(889,774)	$(234,041)
Interest expense	495,479	—
Accretion of asset retirement obligations	261	—
Depreciation, depletion, and amortization	408,771	8,500
Stock-based compensation	256,739	178,146
Adjusted EBITDA	$271,476	$(47,395)

About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana. Voyager’s primary focus is oil shale resource prospects in the continental United States.  Voyager currently controls approximately 143,000 net acres in the following five primary prospect areas:

•                  27,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  14,200 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  800 net acres targeting a Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  67,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

Make sure you are first to receive timely information on Voyager Oil & Gas when it hits the newswire. Sign up for Voyager’s email news alert system today at: http://www.VYOG-IR.com.  For additional information on Voyager Oil & Gas visit the Company’s new website at: http://www.voyageroil.com/.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this report, such as statements regarding our future expectations to drill additional wells that we will continue our aggressive acreage expansion and that we expect to continue posting record operating results over the next three quarters and beyond are forward-looking statements. Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including those described in our public filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Voyager undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Voyager’s expectations.

VOYAGER OIL & GAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2011	December 31,
	(UNAUDITED)	2010
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$46,879,679	$11,358,520
Trade Receivables	476,863	295,821
Short Term Investments	—	242,070
Prepaid Drilling Costs	3,069,567	493,660
Prepaid Expenses	47,589	85,988
Restricted Cash	51,000	51,000
Other Current Assets	—	1,465
Total Current Assets	50,524,698	12,528,524

PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method
Proved Properties	10,367,288	6,700,438
Unproved Properties	37,992,372	31,176,109
Other Property and Equipment	83,428	18,346
Total Property and Equipment	48,443,088	37,894,893
Less - Accumulated Depreciation and Depletion	(2,336,762)	(1,927,991)
Total Property and Equipment, Net	46,106,326	35,966,902

Total Assets	$96,631,024	$48,495,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$2,734,945	$537,757
Accrued Expenses	180,576	188,923
Operating Lease Reserve	100,376	200,756
Senior Secured Promissory Notes, Net	14,892,123	14,836,644
Total Current Liabilities	17,908,020	15,764,080

LONG-TERM LIABILITIES
Other Noncurrent Liabilities	16,004	10,522

Total Liabilities	17,924,024	15,774,602

STOCKHOLDERS’ EQUITY
Preferred Stock - Par Value $.001; 20,000,000 Shares Authorized;
None Issued or Outstanding	—	—
Common Stock, Par Value $.001; 100,000,000 Authorized, 57,848,431
Outstanding (12/31/2010 – 45,344,431 Shares Outstanding)	57,848	45,344
Additional Paid-In Capital	86,067,953	39,204,507
Accumulated Deficit	(7,418,801)	(6,529,027)
Total Stockholders’ Equity	78,707,000	32,720,824

Total Liabilities and Stockholders’ Equity	$96,631,024	$48,495,426

VOYAGER OIL & GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2011	2010
REVENUES
Oil and Gas Sales	$832,621	$22,497

OPERATING EXPENSES
Production Expenses	49,978	—
Production Taxes	79,964	2,587
General and Administrative Expense	694,314	255,710
Depletion of Oil and Gas Properties	407,984	8,500
Depreciation and Amortization	787	732
Accretion of Discount on Asset Retirement Obligations	261	—
Total Expenses	1,233,288	267,529

LOSS FROM OPERATIONS	(400,667)	(245,032)

OTHER INCOME (EXPENSE)
Interest Expense	(495,479)	—
Other Income (Expense)	6,372	10,991
Total Other Income (Expense)	(489,107)	10,991

LOSS BEFORE INCOME TAXES	(889,774)	(234,041)

INCOME TAX PROVISION	—	—

NET LOSS	$(889,774)	$(234,041)

Net Loss Per Common Share – Basic and Diluted	$(0.02)	$(0.01)

Weighted Average Shares Outstanding – Basic and Diluted	52,567,631	22,921,804

VOYAGER OIL & GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(889,774)	$(234,041)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used for) Operating Activities
Depletion of Oil and Gas Properties	407,984	8,500
Depreciation and Amortization	787	732
Amortization of Loan Discount	55,479	—
Accretion of Discount on Asset Retirement Obligations	261	—
Gain on Sale of Available for Sale Securities	—	(4,928)
Share – Based Compensation Expense	256,739	178,146
Changes in Working Capital and Other Items:
Increase in Trade Receivables	(181,042)	(19,910)
Decrease in Prepaid Expenses	38,399	—
Decrease (Increase) in Other Current Assets	1,465	(11,229)
Increase in Accounts Payable	2,112,370	20,745
Decrease in Accrued Expenses	(8,347)	(2,581)
Decrease in Operating Lease Reserve	(100,380)	—
Net Cash Provided by (Used For) Operating Activities	1,693,941	(64,566)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Other Property and Equipment	(65,082)	(4,598)
Prepaid Drilling Costs	(2,575,907)	—
Proceeds from Sales of Available for Sale Securities	242,070	183,090
Acquisition of Oil and Gas Properties	(10,393,074)	(732,792)
Net Cash Used For Investing Activities	(12,791,993)	(554,300)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock - Net of Issuance Costs	46,602,251	779,240
Proceeds from Exercise of Stock Options and Warrants	16,960	800
Net Cash Provided by Financing Activities	46,619,211	780,040

NET INCREASE IN CASH AND CASH EQUIVALENTS	35,521,159	161,174

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	11,358,520	691,263

CASH AND CASH EQUIVALENTS – END OF PERIOD	$46,879,679	$852,437

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$450,000	$—
Cash Paid During the Period for Income Taxes	$—	$—

Non-Cash Financing and Investing Activities:
Purchase of Oil and Gas Properties Paid Subsequent to Period End	$84,818	$—
Purchase of Oil and Gas Properties through Issuance of Common Stock	$—	$2,358,900
Purchase of Oil and Gas Properties through Due to Related Party	$—	$1,374,675
Payment of Capital Raise Costs with Issuance of Common Stock	$—	$186,340
Fair Value of Warrants and Options Granted as Compensation	$—	$120,770
Payment of Compensation through Issuance of Common Stock	$256,739	$57,376
Capitalized Asset Retirement Obligations	$5,221	$—

Investor Relations Contact:

The WSR Group

Gerald Kieft

772-219-7525

http://www.wallstreetresources.net/voyager.asp

Source: Voyager Oil & Gas, Inc.